January 10, 2019 / LithiumOre (http://lithiumore.net) (the ''Company''), a wholly-owned subsidiary of Oroplata Resources, Inc. (OTCQB: ORRP), a lithium resource exploration and development company, today issued a shareholder letter providing a summary update on progress to-date and their exciting future ahead.

Dear Fellow Shareholders,

Happy New Year!

It gives me great pleasure as Chairman and Chief Executive Officer of LithiumOre to provide results of our progress in 2018 and a glimpse into our exciting future ahead.

•Secured 26,000 acres in Railroad Valley Western Nevada Basin region, located in Nevada, United States

•Own 120 acres, including water rights, which will be utilized as a staging and processing area, within Railroad Valley

•Partner 3PL CEO confirmed content of brine located on land contiguous to our Railroad Valley holdings. Link to video: 3PL CEO Vince Ramirez

•Drill Program to commence Spring 2019, consisting of 10+ wells

•Permit from the state of Nevada BLM for ongoing drilling issued

•Battery Metals Extraction Division formed and lead by Dr. Krishna Sharma

•Dr. Krishna Sharma holds over 25 battery metals extraction permits

•Panasonic Automotive Executive, Hakan Kostepen, joined our Advisory Board

•Off-take agreement negotiations ongoing with global battery metals buyers

•Confirmed 1 million tons of Lithium Brine

•Confirmed 10 billion barrels of Sodium Carbonate

•Ex-Goldman Sachs analyst says we have one of the lowest-cost lithium in the world. Link to video: Goldman Sachs Analyst

•Buy recommendation from independent industry expert Link to video: Buy Recommendation

•Will begin process to uplist our shares to improve visibility, liquidity and access to capital

•Will change name to ''LithiumOre'', targeting first quarter of 2019

The United States is an up and coming lithium producer and Nevada is considered its epicenter. Currently the US produces tons of lithium per year and the vast majority of it comes from lithium carbonate production in western Nevada. Since initiating the Railroad Valley Project (''Project''), LithiumOre has successfully focused on proving out the Project's potential lithium reserves. Given our location and existence of key elements, LithiumOre's Railroad Valley Project has a number of inherent advantages:

•Arid climate

•Closed geographical basin containing lithium brine (versus hard rock pegmatites or clay)

•Adequate space for on-site processing

•Water Rights

•Existing infrastructure - ready access to high quality roads, low cost power and skilled labor force

•USGS survey confirmation that the land has high enough economic grade to warrant extraction and processing

•Large footprint - over 26,000 acres of claims in the heart of Railroad valley

The demand for lithium in recent years has been well documented and is growing. Every week there are new announcements by governments and industry experts that improve the market landscape for lithium demand. Recently Forbes stated, ''Led by the energy storage and electric car revolutions, lithium could become the most vital commodity of our time.'' Specifically, it is the rise of electric vehicles (''EVs'') that has positioned lithium demand to steadily increase for at least the next decade. With the Project's strong fundamentals, inherent advantages, and high growth market sector, we are confident that LithiumOre's viability will prove out as the Project's development progresses, placing LithiumOre in a prime position to transition from development to mining, and ultimately, to becoming one of the leading lithium ore producers in the United States.

Our results to date have laid a solid foundation for our optimism and ultimate success. We now have significant activity underway and the Company is excited to announce the results of these efforts over the coming months.

I would like to extend my sincere appreciation to shareholders for your support and I look forward to sharing success with you in the year ahead.

We will continue to increase our communication and transparency with our business progress and capital markets strategy. We will provide an updated Shareholder Report monthly.

Please visit our website and subscribe to our newsletter to receive latest news and updates at http://lithiumore.net

Sincerely,

Doug Cole

Chairman and Chief Executive Officer

LithiumOre, Corp.

LithiumOre (http://lithiumore.net), a wholly-owned subsidiary of Oroplata Resources, Inc. (OTC Markets: ORRP), is a lithium resource exploration and development company, whose primary focus is the establishment of a low cost production base to supply the rapidly growing lithium-ion battery industry for both mobile devises and laptops, as well as the burgeoning EV (electronic vehicle) industry. LithiumOre is focused on becoming a substantial, profitable lithium producer via the timely development of valuable production-grade lithium brine deposits in Nevada.

For more information, please visit: http://lithiumore.net

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the expected project economics for Western Nevada Basin (Railroad Valley), including estimates of life of mine, average production, cash costs, AISC, initial CAPEX, sustaining CAPEX, pre-tax IRR, pre-tax NPV, net cash flows and recovery rates, the impact of self-mining versus contract mining, the timing to obtain necessary permits, the submission of the project for final investment approval and the timing of initial lithium production after investment approval and full financing, metallurgy and processing expectations, the mineral resource estimate, expectations regarding the ability to expand the mineral resource through future drilling, ongoing work to be conducted at the Western Nevada Basin (Railroad Valley), and the potential results of such efforts, the potential commissioning of a Pre-Feasibility study and the effects on timing of the project, are ''forward-looking statements.'' Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended September 30, 2017. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact Information

Corporate Office:

930 Tahoe Blvd., Suite 802-16

Incline Village, NV 89451

(775) 473-4744

info@lithiumore.net

Investors:

Hayden IR

Stephen Hart

(917) 658-7878

hart@haydenir.com